EXHIBIT 21.1

                  SUBSIDIARIES OF QUEST MINERALS & MINING CORP.

Quest Minerals & Mining Ltd.

                  SUBSIDIARIES OF QUEST MINERALS & MINING LTD.

Quest Energy, Ltd.

                        SUBSIDIARIES OF QUEST ENERGY LTD.

E-Z Mining Co., Inc.